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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2002

EDISON MISSION ENERGY
(Exact name of registrant as specified in its charter)

DELAWARE	000-24890	95-4031807
(State or Principal Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

18101 Von Karman Avenue
Irvine, California 92612
(Address of principal executive offices, including zip code)

949-752-5588
(Registrant's telephone number, including area code)

Items 1 through 4, 6 through 9 are not included because they are not applicable.

        This current report includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon knowledge of facts as of the date of this current report and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside our control. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 5. Other Events

Lakeland Project Placed into Administrative Receivership in the United Kingdom

        Our Lakeland project operated a 220 MW combined cycle, natural gas-fired power plant located in the United Kingdom. The ownership of the project is held through our indirect subsidiary, Lakeland Power Ltd., which sold power generated from the plant pursuant to a power sales agreement with Norweb Energi Ltd., a subsidiary of TXU (UK) Holdings Limited (TXU UK) and an indirect subsidiary of TXU Europe Group plc (TXU Europe).

        As previously reported in our Report on Form 8-K filed November 27, 2002 under Commission file number 000-24890, TXU UK and TXU Europe, together with a related entity, TXU Europe Energy Trading Limited (TXU Energy), entered into formal administration proceedings in the United Kingdom (similar to bankruptcy proceedings in the United States) on November 19, 2002. As a result of these actions and their effect upon Norweb Energi Ltd. and our contractual arrangements with other parties, the Lakeland power plant is currently not operating. In December 2002, the directors of Norweb Energi Ltd. appointed a liquidator to wind up its contractual rights and obligations.

        On December 4, 2002, Norweb Energi Ltd. provided a notice of disclaimer of the Power Sales Agreement dated October 20, 1989 (as amended from time to time) between Lakeland Power Ltd. and Norweb Energi Ltd. (as successor to North Western Electricity Board) under Section 178 of the Insolvency Act. The disclaimer is effectively a termination of the power sales agreement.

        On December 19, 2002, the lenders to the Lakeland project accelerated the debt owing under the bank agreement that governs the project's indebtedness primarily as a result of the notice of disclaimer of the power sales agreement by Norweb Energi. The bank loans of Lakeland Power Ltd. are non-recourse to Edison Mission Energy. Furthermore, the defaults on these loans do not cross-default to any other indebtedness of Edison Mission Energy or its affiliates.

        On December 20, 2002, the project's lenders exercised their right to appoint Michael Thomas Seery and Michael Vincent McLoughlin, partners with KPMG LLP as administrative receiver over the assets of Lakeland Power Ltd. This followed discussions over the past several weeks regarding future operations of the power plant. The administrative receiver is appointed to take control of the affairs of Lakeland Power Ltd. and has a wide range of powers (specified in the Insolvency Act 1986), including authorizing the sale of the power plant. The appointment of the administrative receiver results in the treatment of Lakeland power plant as an asset held for sale under Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144).

        The events related to the Lakeland project will result in an impairment charge and a provision for bad debts of approximately $100 million ($70 million after tax) in the fourth quarter ended December 31, 2002 arising from the write-down of the Lakeland power plant and related claims under the power sales agreement (an asset group under SFAS No. 144) to their fair market value. Edison Mission Energy will account for the Lakeland project as a discontinued operation in its Annual Report on Form 10-K for the year ended December 31, 2002 and will no longer consolidate the activities of Lakeland Power Ltd. due to the loss of control arising from the appointment of the administrative receiver.

        The Edison Mission Energy consolidated financial statements for the years ended 2001 and 2000 were subject to an audit by Arthur Andersen LLP which was presented in our 2001 Annual Report on Form 10-K. Edison Mission Energy has appointed PricewaterhouseCoopers LLP as the auditor for its 2002 consolidated financial statements. Under Statement of Auditing Standards No. 58, Reports on Audited Financial Statements, a re-audit ordinarily is necessary for discontinued operations which require reclassification of prior years consolidated financial statements to conform to the separate presentation of discontinued operations in such financial statements in accordance with SFAS No. 144. Edison Mission Energy has been advised by PricewaterhouseCoopers LLP that a re-audit of its 2001 and 2000 consolidated financial statements is required as a result of the classification of the Lakeland project as a discontinued operation.

Change in Composition of Board of Directors

        As of January 1, 2003, Thomas R. McDaniel, Chief Executive Officer of Edison Mission Energy, will replace John E. Bryson as Chairman of the Board of Edison Mission Energy. Mr. Bryson will no longer be a director of Edison Mission Energy, as he will be re-joining the Board of Directors of Southern California Edison Company as of January 1, 2003. The rules of the California Public Utilities Commission do not allow Mr. Bryson to be a director of Southern California Edison Company and Edison Mission Energy at the same time.

Conditional Agreement by Contact Energy to Acquire Taranaki Power Station

        On December 23, 2002, Contact Energy Ltd., a New Zealand publicly traded energy company 51% owned by Edison Mission Energy, announced that it has entered into a conditional agreement with NGC Holdings Ltd. to acquire the Taranaki Combined Cycle power station and related interests for NZ$500 million. The Taranaki station is a 357 MW combined cycle, natural gas-fired plant located near Stratford, New Zealand. The acquisition is conditioned on, among other things, Contact Energy gaining a clearance from the New Zealand Commerce Commission, approval by the shareholders of NGC, and the termination of a cross border leveraged lease currently in existence. Subject to satisfaction of the closing conditions, a closing is expected in February 2003. As a result of the proposed acquisition and the financing to be obtained by Contact Energy to finance such acquisition, Standard and Poor's lowered the long-term credit rating of Contact Energy from BBB+ to BBB.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Edison Mission Energy (Registrant)
Date:	January 6, 2003	/s/ KEVIN M. SMITH KEVIN M. SMITH Senior Vice President, Chief Financial Officer and Treasurer

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Item 5. Other Events
SIGNATURE